Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products
Balchem Corporation Reports Second Quarter Sales of $231.3 Million, with Net Earnings of $30.1 Million, GAAP EPS of $0.93, and Adjusted EPS of $1.06

Montvale, NJ, July 28, 2023 - Balchem Corporation (NASDAQ: BCPC) reported today second quarter net sales of $231.3 million for 2023, compared to net sales of $236.7 million in the prior year quarter. Second quarter net earnings were $30.1 million for 2023, compared to net earnings of $29.8 million for the second quarter 2022. Adjusted net earnings(a) were $34.4 million for both the second quarter of 2023 and 2022. Quarterly adjusted EBITDA(a) was $59.1 million, compared to $56.5 million in the prior year quarter.

Second Quarter 2023 Financial Highlights:
•Second quarter net sales were $231.3 million, a decrease of $5.4 million, or 2.3%, compared to the prior year.
•Record quarterly adjusted EBITDA was $59.1 million, an increase of $2.6 million, or 4.6%, from the prior year.
•GAAP net earnings were $30.1 million, an increase of $0.3 million, or 1.1% from the prior year. These net earnings resulted in GAAP earnings per share of $0.93.
•Adjusted net earnings were $34.4 million, flat with the prior year. These adjusted net earnings resulted in adjusted earnings per share(a) of $1.06.
•The effective tax rate of 21.6% was 255 basis points lower than the prior year tax rate of 24.1%.
•Cash flows from operations were $35.0 million for the second quarter 2023, with quarterly free cash flow(a) of $31.7 million.

Recent Highlights:
•We mechanically completed a new manufacturing unit for Vitacholine®, Balchem’s leading brand of the essential nutrient choline for human nutrition, to support the worldwide growth in infant, toddler, and adult nutritional formulas as well as dietary supplement and food and beverage fortification applications.
•Cash flows in the second quarter enabled us to make repayments on our revolving debt of $26.0 million, bringing our net debt to $338.7 million, with an overall leverage ratio on a net debt basis of 1.5 times.

Ted Harris, Chairman, CEO, and President of Balchem said, “We delivered solid second quarter financials, and I am particularly pleased with our strong profitability and margin performance as we move forward from the highly inflationary period we experienced over the last two years.”

Mr. Harris added, “The broader economic outlook and market demand still shows a high degree of uncertainty and demand patterns have not yet fully normalized, but I believe Balchem’s strong market positions will enable us to continue to deliver solid financial results as the markets recover more broadly.”

5 Paragon Drive Montvale, NJ 07645 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)
Results for Period Ended June 30, 2023 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$231,252	$236,693	$463,792	$465,560
Gross margin	77,349	71,876	150,519	143,382
Operating expenses	34,513	31,956	73,275	65,126
Earnings from operations	42,836	39,920	77,244	78,256
Other expense	4,436	662	9,725	1,368
Earnings before income tax expense	38,400	39,258	67,519	76,888
Income tax expense	8,290	9,476	14,699	18,176
Net earnings	$30,110	$29,782	$52,820	$58,712

Diluted net earnings per common share	$0.93	$0.92	$1.63	$1.81

Adjusted EBITDA(a)	$59,073	$56,467	$115,193	$110,041
Adjusted net earnings(a)	$34,441	$34,447	$65,022	$67,804
Adjusted net earnings per common share(a)	$1.06	$1.07	$2.01	$2.09

Shares used in the calculations of diluted and adjusted net earnings per common share	32,434	32,314	32,424	32,395

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the Second Quarter of 2023:

The Human Nutrition & Health segment generated quarterly sales of $135.7 million, an increase of $4.0 million, or 3.1%, compared to the prior year quarter. The increase was primarily driven by the contribution from recent acquisitions, partially offset by lower sales within food and beverage markets and the minerals and nutrients business. Record second quarter earnings from operations for this segment of $27.5 million increased $3.8 million, or 16.0%, compared to $23.7 million in the prior year quarter, primarily due to the aforementioned higher sales, lower manufacturing input costs, and favorable adjustments to transaction costs, partially offset by restructuring-related impairment and asset disposal charges, and incremental operating expenses and amortization related to the Kappa and Bergstrom acquisitions. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations(a) for this segment were a record $31.7 million, compared to $27.7 million in the prior year quarter, an increase of 14.7%.
The Animal Nutrition & Health segment generated quarterly sales of $61.3 million, a decrease of $1.3 million, or 2.0%, compared to the prior year quarter. The decrease was driven by lower sales in monogastric markets, partially offset by higher sales in the ruminant species markets. Second quarter earnings from operations for this segment of $7.7 million increased $0.1 million, or 1.0%, compared to $7.6 million in the prior year quarter, primarily due to a favorable mix and a decrease in manufacturing input costs, partially offset by lower sales volumes. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $7.5 million compared to $7.7 million in the prior year quarter, a decrease of 2.2%.

The Specialty Products segment generated quarterly sales of $32.7 million, a decrease of $3.9 million, or 10.7%, compared to the prior year quarter, due to lower sales in both the plant nutrition and performance gases businesses. Earnings from operations for this segment were $9.3 million, compared to $9.9 million in the prior year comparable quarter, a decrease of $0.6 million, or 6.3%, primarily driven by lower sales volumes, partially offset by higher average selling prices and lower manufacturing input costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $10.4 million, compared to $11.0 million in the prior year quarter, a decrease of 5.7%.

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Balchem Corporation (NASDAQ:BCPC)
Record second quarter consolidated gross margin of $77.3 million increased by $5.5 million or 7.6%, compared to $71.9 million for the prior year comparable period. Gross margin as a percentage of sales was 33.4% as compared to 30.4% in the prior year period, an increase of 308 basis points, primarily due to higher average selling prices and decreases in certain manufacturing input costs. Operating expenses of $34.5 million for the quarter increased $2.6 million from the prior year comparable quarter, primarily due to restructuring-related impairment and asset disposal charges, and incremental expenses and amortization related to the Kappa and Bergstrom acquisitions, partially offset by favorable adjustments to transaction costs. Excluding non-cash operating expenses associated with amortization of intangible assets of $6.3 million, operating expenses were $28.2 million, or 12.2% of sales.
Interest expense was $5.2 million and $1.0 million in the second quarters of 2023 and 2022, respectively. Our effective tax rates for the three months ended June 30, 2023 and 2022 were 21.6% and 24.1%, respectively. The lower effective tax rate was primarily due to certain lower state taxes and higher tax benefits from stock-based compensation.
Second quarter, cash flows provided by operating activities were $35.0 million, and free cash flow was $31.7 million. The $222.1 million of net working capital on June 30, 2023 included a cash balance of $66.9 million, which reflects quarterly repayments of the revolving loan of $26.0 million and quarterly capital expenditures and intangible assets acquired of $8.2 million.

Ted Harris said, “The Balchem team continues to execute well. We delivered another solid quarter which, once again, highlights the strength of our business model. As we continue to progress our strategic growth initiatives in 2023 and beyond, we remain confident in our ability to deliver long-term growth.”

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Balchem Corporation (NASDAQ:BCPC)
Quarterly Conference Call

A quarterly conference call will be held on Friday, July 28, 2023, at 11:00 AM Eastern Time (ET) to review second quarter 2023 results. Ted Harris, Chairman, President and CEO and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, August 11, 2023. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13740082.

Segment Information

Balchem Corporation reports three business segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated".

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our expectation or belief concerning future events that involve risks and uncertainties. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "forecast," "outlook," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," or the negative thereof or variations thereon or similar expressions generally intended to identify forward-looking statements. Actions and performance could differ materially from what is contemplated by the forward-looking statements contained in this release. Factors that might cause differences from the forward-looking statements include those referred to or identified in Balchem’s Annual Report on Form 10-K for the year ended December 31, 2022 and other factors that may be identified elsewhere in this release or in our other SEC filings. Reference should be made to such factors and all forward-looking statements are qualified in their entirety by the above cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Jacqueline Yarmolowicz, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Human Nutrition & Health	$135,669	$131,628	$268,322	$254,073
Animal Nutrition & Health	61,329	62,600	126,218	131,942
Specialty Products	32,726	36,647	64,957	69,981
Other and Unallocated (b)	1,528	5,818	4,295	9,564
Total	$231,252	$236,693	$463,792	$465,560

Business Segment Earnings Before Income Taxes:	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Human Nutrition & Health	$27,499	$23,705	$45,934	$44,008
Animal Nutrition & Health	7,662	7,586	17,160	18,907
Specialty Products	9,298	9,919	17,244	17,680
Other and Unallocated (b)	(1,623)	(1,290)	(3,094)	(2,339)
Interest and other expense	(4,436)	(662)	(9,725)	(1,368)
Total	$38,400	$39,258	$67,519	$76,888

(b) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $651 and $1,216 for the three and six months ended June 30, 2023, respectively, and $872 and $1,176 for the three and six months ended June 30, 2022, respectively, and (ii) Unallocated amortization expense of $0 and $312 for the three and six months ended June 30, 2023, and $741 and $1,479 for the three and six months ended June 30, 2022, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	June 30, 2023	December 31, 2022
	(unaudited)

Cash and Cash Equivalents	$66,856	$66,560
Accounts Receivable, net	125,109	131,578
Inventories	124,949	119,668
Other Current Assets	19,620	17,997
Total Current Assets	336,534	335,803

Property, Plant & Equipment, net	271,471	271,355
Goodwill	773,913	769,509
Intangible Assets with Finite Lives, net	202,984	213,295
Right of Use Assets	18,340	19,432
Other Assets	15,989	15,118
Total Assets	$1,619,231	$1,624,512

Current Liabilities	$114,386	$140,042
Revolving Loan	405,569	440,569
Deferred Income Taxes	61,849	62,784
Other Long-Term Obligations	30,524	42,833
Total Liabilities	612,328	686,228

Stockholders' Equity	1,006,903	938,284

Total Liabilities and Stockholders' Equity	$1,619,231	$1,624,512

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net earnings	$52,820	$58,712
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	27,074	23,861
Stock compensation expense	8,518	6,889
Other adjustments	(2,647)	2,572
Changes in assets and liabilities	(15,936)	(36,773)
Net cash provided by operating activities	69,829	55,261

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(341)	(295,660)
Capital expenditures and intangible assets acquired	(17,952)	(20,799)
Proceeds from insurance and sale of assets	1,881	197
Proceeds from settlement of net investment hedge	2,740	—
Investment in affiliates	—	(150)
Net cash used in investing activities	(13,672)	(316,412)

Cash flows from financing activities:
Proceeds from revolving loan	13,000	365,000
Principal payments on revolving loan	(48,000)	(40,000)
Principal payments on acquired debt	—	(30,648)
Principal payments on finance lease	(110)	(83)
Proceeds from stock options exercised	3,826	1,328
Dividends paid	(22,869)	(20,704)
Purchase of treasury stock	(3,924)	(35,199)
Net cash (used in) provided by financing activities	(58,077)	239,694

Effect of exchange rate changes on cash	2,216	(5,599)

Increase (decrease) in cash and cash equivalents	296	(27,056)

Cash and cash equivalents, beginning of period	66,560	103,239
Cash and cash equivalents, end of period	$66,856	$76,183

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain equity compensation, and certain one-time or unusual transactions. Detailed non-GAAP adjustments are described in the reconciliation tables below and also explained in the related footnotes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Investors should not consider non-GAAP measures as alternatives to the related GAAP measures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reconciliation of adjusted gross margin
GAAP gross margin	$77,349	$71,876	$150,519	$143,382
Inventory valuation adjustment (1)	217	—	1,419	—
Amortization of intangible assets and finance lease (2)	662	307	1,343	636
Restructuring costs (4)	120	—	120	—
Adjusted gross margin	$78,348	$72,183	$153,401	$144,018

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$42,836	$39,920	$77,244	$78,256
Inventory valuation adjustment (1)	217	—	1,419	—
Amortization of intangible assets and finance lease (2)	6,952	5,904	14,302	11,865
Transaction and integration costs and unallocated legal fees (3)	(7,349)	872	(5,184)	1,176
Restructuring costs (4)	6,266	—	6,266	—
Adjusted earnings from operations	$48,922	$46,696	$94,047	$91,297

Reconciliation of adjusted net earnings
GAAP net earnings	$30,110	$29,782	$52,820	$58,712
Inventory valuation adjustment (1)	217	—	1,419	—
Amortization of intangible assets and finance lease (2)	7,024	5,974	14,446	12,006
Transaction and integration costs and unallocated legal fees (3)	(7,349)	872	(5,184)	1,176
Restructuring costs (4)	6,266	—	6,266	—
Net realized gain on foreign currency forward contracts (5)	—	(512)	—	(512)
Income tax adjustment (6)	(1,827)	(1,669)	(4,745)	(3,578)
Adjusted net earnings	$34,441	$34,447	$65,022	$67,804

Adjusted net earnings per common share - diluted	$1.06	$1.07	$2.01	$2.09

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and six months ended June 30, 2023 and 2022.

Table 2
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income - as reported	$30,110	$29,782	$52,820	$58,712
Add back:
Provision for income taxes	8,290	9,476	14,699	18,176
Other expense	4,436	662	9,725	1,368
Depreciation and amortization	13,355	11,863	26,930	23,720
EBITDA	56,191	51,783	104,174	101,976
Add back certain items:
Non-cash compensation expense related to equity awards	3,748	3,812	8,518	6,889
Inventory valuation adjustment (1)	217	—	1,419	—
Transaction and integration costs and unallocated legal fees (3)	(7,349)	872	(5,184)	1,176
Restructuring costs (4)	6,266	—	6,266	—
Adjusted EBITDA	$59,073	$56,467	$115,193	$110,041

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three and six months ended June 30, 2023 and 2022.

Table 3
(unaudited)

	Three Months Ended June 30,
	2023	Effective Tax Rate	2022	Effective Tax Rate
GAAP Income Tax Expense	$8,290	21.6%	$9,476	24.1%
Impact of ASU 2016-09 (7)	448		120
Adjusted Income Tax Expense	$8,738	22.8%	$9,596	24.4%

	Six Months Ended June 30,
	2023	Effective Tax Rate	2022	Effective Tax Rate
GAAP Income Tax Expense	$14,699	21.8%	$18,176	23.6%
Impact of ASU 2016-09 (7)	844		500
Adjusted Income Tax Expense	$15,543	23.0%	$18,676	24.3%

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and six months ended June 30, 2023 and 2022.

Table 4
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$34,991	$48,240	$69,829	$55,261
Capital expenditures, proceeds from the sale of assets, settlement of net investment hedge, and capitalized ERP implementation costs	(3,280)	(10,406)	(12,892)	(20,180)
Free cash flow	$31,711	$37,834	$56,937	$35,081

(1) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company's cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(2) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(3) Transaction and integration costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with transactions that are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(4) Restructuring costs: Expenses related to a reorganization of the business.

(5) Net realized gain on foreign currency exchange forward contracts: Net realized gain on foreign currency exchange forward contracts related to four short-term foreign currency exchange forward contracts with JP Morgan Chase, N.A. in connection with the Kappa acquisition. These contracts did not qualify for hedge accounting and the net gain was recorded as other income in our GAAP financial statements. We believe that excluding these gains and losses from our Non-GAAP financial measures is useful to investors because such income or expense are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(6) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(7) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and six months ended June 30, 2023 and 2022, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

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